Exhibit 10.6

Dominic Hawes
25 Twilley Street, London SW18 4NU
07968 774 069

Work History:

July 2002 – present	Bitemark MC Limited t/a BMC	Managing Director

BMC World (formerly known as Mantric Marketing) is a vertically integrated group of trading divisions producing, distributing and until recently retailing branded goods throughout the EU with a turnover in excess of £1.5m and net profit rate of around 8%.

Dominic co-founded the company raising £250k from private investors and led its expansion from inception to profitability. BMC World has four principal trading divisions supplying lingerie, romantic gifts, sexual health products and adult novelties.

The company is a multiple award winner, has customers in 16 countries and has supplied lingerie and private-label products to a wide range of retailers including Top Shop, Fenwick, Bentalls, Ann Summers and ASOS.com.

Dominic recently commissioned and built a new trading platform called Netsuite.com which is a full Enterprise Resource Planning (ERP), Customer Relationship Management (CRM) and e-commerce solution.

Having spent two years consolidating extremely rapid early growth, BMC World has a new strategy in place that will double the size of the company by Christmas 2009.

July 2001 – July 2002	Bitemark MC Limited	Managing Director

Bitemark MC Limited was a marketing consultancy established by Dominic to provide product and brand marketing consultancy to early stage technology companies.

The company employed three full-time consultants and a number of freelance technical specialists. Dominic was principal consultant.

In its first 12 months’ trading the consultancy billed around £140k in fees, but decided to change business model and build a product company instead and the company changed its principal trading activity in 2002.

Sept 2000 – July 2001	GorillaPark BV	Vice President Marketing

GorillaPark was a Dutch-owned incubator fund for technology start-ups. Dominic was recruited as an Executive-In-Residence to provide consultancy to entrepreneurs, but was rapidly promoted to Vice President Marketing with a team of eight in four countries.

At GorillaPark, Dominic worked as part of the management team of four start-ups and was involved in researching, writing and planning execution of sales and marketing plans.

Trading conditions for tech start-ups were very difficult at this time and as part of a restructuring programme, the decision was taken to outsource marketing, which is when Dominic founded Bitemark MC Limited.

Aug 1999 – Aug 2000	Shournagh Limited	Commercial Director

Dominic joined internet start-up Shournagh Limited to secure key partnerships for its retail site jomono.com which sold gift vouchers from the UK’s best retailers and offered vouchers for sale as business incentive and reward programmes.

Dominic brought in over 20 top retailers including Hamleys, Blockbuster, Liberty, Yo! Sushi, Habitat and Heals. He also project managed delivery of the ecommerce system and devised plans for an electronic voucher platform for which Blockbuster and ctshirts.com agreed to act as beta partners.

Aug 1997 – Aug 1999	Key Communications Limited	Divisional Director

Key Communications Limited was a top 20 public relations agency and Dominic was recruited back into the company to turn around the fortunes of its ailing design and internet division, Key 3D.  Working with the group MD, Dominic redeveloped the division’s business process and repositioned it as a marketing consultancy. He led customer acquisition and the division’s turnover increased from £500k to over £1m (annualised) in under four months.  Dominic also acted as principal consultant and undertook projects as in the UK, Hong Kong, LA, Luxembourg and Germany.

1997 - 1998	Words Etc Ltd	Account Director

Words Etc was a “hot shop” IT PR company with a roster of the very best names in technology. Dominic was recruited to lead account teams for clients such as Autodesk (CAD), World Insurance Network (trading system), Sysgenics (workflow) and NetDynamics (infrastructure).  Dominic was also a key part of the new business development team and led several major pitches.

1994 - 1997	Key Communications Ltd	Account Manager / Director
Worked as a PR consultant in B2B and B2C in a variety of vertical markets, but specialising in technology and business consulting for companies like Granada, Kalamazoo, Mars, Zoo Internet and others.

1987 - 1993	British Army	Commissioned Officer
Commissioned Officer in the Blues and Royals.

Education:

1988	Royal Military Academy Sandhurst 1 Year residential officer training
1986	University of Essex, Colchester Gained admission
1980 – 1985	Magdalen College School, Oxford 3 A’ levels 9 O’ levels

Personal:

Marital status:	Married, no dependents
Date of Birth:	10 July 1967
Email:	dom@domhawes.co.uk
Interests:	Music, cinema, sport, fishing, travelling